Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated April 13, 2022, of our report dated March 31, 2021 (except for the effects of the reverse stock split described in Note 1, as to which the date is March 11, 2022), relating to the consolidated balance sheet of Jaguar Health, Inc. as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 13, 2021